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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------
                                              Investor contact:  RoseMary Luebke
                                                                      Controller
                                                                    952.974.7041
                                                         rluebke@field-works.com

                                                   Media contact:  Gary Hornseth
                                    Hornseth Communications for FieldWorks, Inc.
                                                                    651.699.0759
                                                            ghornseth@uswest.net

                 FIELDWORKS CLOSES STRATEGIC EQUITY PARTNERSHIP
                       WITH KONTRON EMBEDDED COMPUTERS AG

EDEN PRAIRIE, Minn. - (December 7, 2000) - FieldWorks Inc. (OTC BB: FWRX), a leading provider of field solutions, today announced it has completed the $5.4 million equity investment by FWRKS Acquisition Corp., a wholly owned subsidiary of Kontron Embedded Computers AG. The transaction was approved at a special shareholders' meeting on October 27, 2000.

Kontron purchased 6,000,000 shares of FieldWorks common stock for $.90 per share. The purchase price was paid through the cancellation of the $2.5 million loan made by FWRKS Acquisition Corp. to FieldWorks in June and the cancellation of $2.9 million in additional loans made by Kontron to FieldWorks thereafter.

The company also announced that in connection with the completion of equity investment, Thomas Sparrvik has assumed the duties of President and CEO of FieldWorks. As previously announced, Mr. Sparrvik is an experienced senior executive with a successful record of directing sales, administration and other operations at technology companies. This will also mark the official departure of Dave Mell as acting president and CEO.

The closing of the equity investment also marks a change to the Company's board of directors. Resigning from the board are Jim Bernards, Richard Boyle, Robert Forbes, and Marvin Goldstein. New additions include Thomas Sparrvik, Pierre McMaster, President and CEO of Teknor Applicom, and Rudi Wieczorek, Chief Technical Officer, Kontron Embedded Computers AG.


                                    - more -
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About FieldWorks
FieldWorks Inc., founded in 1992, designs, manufactures and sells solutions incorporating rugged computers for transportation, public service, military/government and heavy equipment industries worldwide. FieldWorks provides a complete solution to customers that includes product customization, integration and support services. FieldWorks products are designed and produced in compliance with its formal quality system, which is certified to the international ISO9001 quality standard.


Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the statements, including the impact of changing economic or business conditions, the impact of competition, the availability of financing, the success of products in the marketplace, other risk factors inherent in the computer industry and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

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